Exhibit 5.1

[LETTERHEAD OF CAHILL GORDON & REINDEL]

October 1, 2002

U.S.I. Holdings Corporation
50 California Street, 24th Floor
San Francisco, California 94111

Re:    U.S.I. Holdings Corporation
          Registration Statement on Form S-1
          File No. 333-87258

Ladies and Gentlemen:

We have acted as counsel to U.S.I. Holdings Corporation, a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-1 (the “Registration Statement”) relating to the registration pursuant to the Securities Act of 1933, as amended (the “Act”), of the Company’s common stock, par value $0.01 per share (the “Common Stock”), having a proposed maximum aggregate offering price of $196,650,000.

We advise you that, in our opinion, the shares of Common Stock to be sold pursuant to the Registration Statement, when issued in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and nonassessable.

We are members of the bar of the State of New York, and in rendering this opinion we express no opinion as to the laws of any jurisdiction other than the law of the State of New York, the Delaware General Corporation Law and the federal law of the United States of America.

We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/    CAHILL GORDON & REINDEL